Exhibit 10.5

[Bossier City, LA]

LEASE AGREEMENT

This Lease Agreement (the “Lease”) is made and entered into by and between TEAS IV, INC., a Texas corporation (“Landlord”), and ROADHOUSE OF BOSSIER CITY, LLC, a Kentucky limited liability company (“Tenant”), effective as of the date of last execution by the parties.

ARTICLE I

Grant of Lease

1.1                               Grant of Lease.  Landlord hereby demises and leases to Tenant, and Tenant hereby leases and accepts from Landlord, certain real property and improvemets located in Bossier City, Louisiana legally described on Exhibit A attached hereto (the “Premises”), together with all rights, privileges and easements appurtenant thereto.

ARTICLE II

Term

2.1                               Original Term.  The term (the “Original Term”) of this Lease shall begin upon the earlier of: (a) the day Tenant opens for business on the Premises; and (b) September 1, 2005 (the “Commencement Date”) and shall end on the date which is fifteen (15) years thereafter (the “Termination Date”).

2.2                               Renewal Terms.  Unless Tenant has given Landlord written notice at least ninety (90) days prior to the Termination Date, this Lease shall automatically renew on the same terms as contained herein for an additional five (5) year term (the “First Renewal Term”). Unless Tenant has given Landlord written notice at least ninety (90) days prior to the termination of the First Renewal Term, this Lease shall automatically renew on the same terms contained herein for a second additional term of five (5) years (the “Second Renewal Term”). Unless Tenant has given Landlord written notice at least ninety (90) days prior to the termination of the Second Renewal Term, the Lease shall automatically renew on the same terms as contained herein for a third additional term of five (5) years (the “Third Renewal Term”). The Original Term, First Renewal Term, Second Renewal Term and Third Renewal Term are sometimes referred to collectively as the “Term.”

ARTICLE III

Rents

3.1                               Rent.  Commencing on the first day of the Original Term, and on or before the first day of each month thereafter, Tenant shall pay to Landlord as rent for the Premises a base rent (the “Rent”) as follows:

	Annual Rent	Monthly Rent

Years 1-5	$181,300.00	$15,108.33
Years 6-10	$199,430.00	$16,619.17
Years 11-15	$219,373.00	$18,281.08
First Renewal Term	$241,310.30	$20,109.19
Second Renewal Term	$265,441.33	$22,120.11
Third Renewal Term	$291,985.46	$24,332.12

3.2                               Partial Month.  There shall be a proration of Rent based upon occupancy by the Tenant for any period of time less than a month at the beginning or ending of the Term.

ARTICLE IV

Expenses

4.1                               Expenses.  Tenant shall be responsible for paying all expenses (“Expenses”) which result from its occupation of the Premises. Expenses shall include the cost of all utilities for the Premises, including, without limitation, water, sewer, power, fuel, heating, lighting, air conditioning, and ventilating; the cost of all insurance relating to the Premises, its occupancy or operations; the cost of repairs and maintenance of the Premises, all taxes, including all federal, state, and local government taxes, assessments, and charges of any kind or nature, whether general, special, ordinary or extraordinary, paid by, imposed upon, or assessed against Landlord or the Premises during each year of the Term with respect to the ownership, management, operation, maintenance or repair of the Premises, including all license and permit fees required to be paid in connection with the operation and leasing of the Premises; and all other costs and expenses which are reasonably necessary to the ownership, operation and maintenance of the Premises.

4.2                               Determination of Expenses.  The Expenses shall be the actual expenses incurred during the year. Landlord shall make available to Tenant records and other information as is reasonable and necessary to substantiate any Expenses paid by Landlord and reimbursable by Tenant.

ARTICLE V

Use of Premises

5.1                               Use.  The Premises shall be used by the Tenant as a Texas Roadhouse restaurant, or for any other lawful use.

ARTICLE VI

Services, Maintenance, Repair and Alterations

6.1                               General Operations.  During the Term, Tenant shall operate and maintain the Premises in accordance with all applicable laws and regulations.

6.2                               Services.  Tenant shall be responsible for the payment of any expenses associated with the use, operation, repair, maintenance and replacement of heating, ventilation, air conditioning, electrical, plumbing, mechanical and structural systems, facilities, and equipment necessary for the proper operation of the Premises.

6.3                               Maintenance and Repair.  Tenant shall maintain and keep in good condition at all times the improvements located on the Premises. Tenant further shall maintain the parking area and shall arrange for landscaping maintenance and other services as are necessary for the general upkeep of the entry ways and exterior of the Premises.

6.4                               Alterations by Tenant.  Tenant may make non-structural alterations or additions to the interior Premises without Landlord’s consent. Tenant may make structural alterations or alterations and additions which affect the exterior of the Premises only with the express written consent of Landlord, such consent not to be unreasonably withheld.

ARTICLE VII

Taxes

7.1                               Taxes.  Tenant shall timely pay any and all real estate or personal property taxes, license fees, assessments, and other fees, however described, that are levied, imposed, charged or otherwise assessed to the Premises or which are specifically assessed to the Tenant’s operation of businesses conducted in the Premises or personal property employed in the conduct of business.

7.2                               Right to Contest.  Tenant shall have a right, in good faith, to contest to the imposing authority, the validity or amount of any tax, assessment, license fee, excise tax, or other charges which are identified for payment under this Article VII, provided that such contest will not jeopardize the interest of the Landlord in the Premises. Upon final determination of any contest, the Tenant, shall immediately pay any amounts due including penalties and interest due.

ARTICLE VIII

Insurance

8.1                               Casualty Insurance.  During the Term, Tenant shall maintain and pay for casualty and fire insurance with extended coverages on the Premises for the full replacement value of all improvements thereon.

8.2                               Liability Insurance.  During the Term, Tenant shall maintain and pay public liability insurance, including so-called “Dram Shop” coverage, with minimum limits of not less than Two Million Dollars ($2,000,000.00) combined single limit (bodily injury and property damage), naming Landlord and, if requested, Landlord’s mortgagee as additional insureds.

ARTICLE IX

Injury to Person or Property

9.1                               Indemnity by Tenant.  Tenant shall indemnify and hold harmless Landlord from and against every demand, claim, cause of action, judgment and expense (including court costs and attorney fees), loss or damages resulting from any injury or damage to the person or property of the Landlord where the injury or damage is caused by the negligence or misconduct of the Tenant, its agents, employees or members, or any other person entering the Premises under express or implied invitation of the Tenant, or which results from Tenant’s violation of laws, ordinances or governmental orders of any kind.

9.2                               Indemnity by Landlord.  Landlord shall indemnify and hold harmless Tenant from and against every demand, claim, cause of action, judgment and expense (including court costs and attorney fees), loss or damages resulting from any injury or damage to the person or property of the Tenant where the injury or damage is caused by the negligence or misconduct of the Landlord, its agents, employees or members, or any other person entering the Premises under express or implied invitation of the Landlord, or which results from Landlord’s violation of laws, ordinances or governmental orders of any kind.

ARTICLE X

Transfers by Tenant

10.1                        Assignment.  This Lease may be assigned, pledged, mortgaged, encumbered or transferred by Tenant to another party without Landlord’s consent.

10.2                        Subletting.  The Tenant may sublet the Premises or any part thereof without Landlord’s consent.

10.3                        Tenant’s Obligation Shall Continue.  Any assignment or subletting which is permitted under this Article X shall in no way release or relieve Tenant of its obligations under this Lease.

ARTICLE XI

Surrender

11.1                        Surrender.  Upon termination of this Lease, Tenant shall surrender to the Landlord the Premises in substantially the same condition as the Tenant was bound to maintain under this Lease, reasonable wear and tear excepted. Upon surrender, all leasehold improvements and remaining fixtures and improvements made by the Tenant shall become the property of the Landlord, except that Tenant shall have the right to remove any of its personal property. Payment by the Tenant of any monies due after the termination of this Lease shall not reinstate or continue the Term and shall not make ineffective any notice given the Tenant prior to the payment and receipt of such monies.

ARTICLE XII

Damage by Fire or Other Casualty

12.1                        Damage to Premises.  If all or part of the Premises are rendered untenable by damage from a fire or other casualty, then Tenant may elect to terminate this Lease as of the date of such casualty by written notice to the Landlord within thirty (30) days following the casualty. In the event Tenant does not so terminate this Lease, Landlord shall promptly repair and restore the Premises to as near the condition which existed prior to the casualty as reasonably possible, provided that Tenant shall be responsible for the repair and replacement of its furniture, fixtures, equipment and other personal property.

12.2                        Abatement of Rent.  If Tenant does not elect to terminate this Lease, then during such time as repairs are being made, the rent shall be proportionately abated for that portion of the Premises that are unusable by the Tenant. Such abatement shall commence on the first day of the casualty and extend until five (5) days following the completion of repairs.

12.3                        Mutual Release from Liability for Fire and Other Casualty.  Landlord and Tenant release each other from any and all liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) under fire and extended coverage or supplemental casualty contracts, if such fire or other casualties shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible; and the party shall use its best efforts to have included in its respective and fire extended coverage insurance policies a waiver of subrogation rights against the Landlord or Tenant as the case may be.

12.4                        Eminent Domain.

(a)                                 In the event that all or any portion of the Premises is taken under the power of eminent domain by any competent authority, this Lease shall terminate as to the part so taken as of the date on which Tenant is required to yield possession thereof to the taking authority. If the taking of a portion of the Premises is not a Substantial Portion (as defined below), then Landlord shall make all repairs, alterations and replacements as may be necessary in order to restore the portion of the Premises not taken to useful condition and the Rent shall be reduced on an equitable basis to take into account the elimination of the portion of the Premises taken.

(b)                                 If the taking of a portion of the Premises is a Substantial Portion, then Tenant shall have the option to terminate this Lease as of the date on which Tenant is required to yield possession of the portion taken to the taking authority, which option shall be exercised by Tenant by written notice delivered to the Landlord on or prior to such date. Unless this Lease is so terminated, Landlord shall make all repairs, alterations and replacements as may be necessary in order to restore the portion of the Premises not taken to as useful a condition as is practicable and the Rent shall be reduced on an equitable basis to take into account the elimination of the portion of the Premises taken. For all purposes of this Agreement, the term “Substantial Portion” means (i) any part of the building on the Premises, (ii) 10% or more of the parking spaces on the Premises, (iii) 15% or more of the land area demised as part of the Premises, (iv) any property which affects the direct access from the Premises to any adjacent street or highway, and (v) any portion of the land or improvements, the absence of which is reasonably likely to have a substantial impact on the business of Tenant conducted in, on, or from the Premises.

ARTICLE XIII

Transfers by Landlord

13.1                        Sales. Conveyance and Assignment.  Nothing in this Lease shall restrict the right of the Landlord to assign this Lease or sell, transfer or convey its interest in and to the Premises, or any part thereof, provided that such assignment, sale, transfer or conveyance shall be subject to the rights of the Tenant under this Lease. This Lease shall not be affected by such sale, assignment, transfer or conveyance.

13.2                        Landlord’s Right to Mortgage.  Any lien or encumbrances made, recovered, or placed upon the leased Premises subsequent to the date hereof shall automatically be subject and subordinate to the rights of the Tenant hereunder. Notwithstanding the foregoing, Tenant agrees to subordinate its rights to a future mortgagee or trustee of Landlord upon entering into a mutually acceptable subordination, non-disturbance and attornment agreement with such mortgagee or trustee.

ARTICLE XIV

Notices and Acknowledgments

14.1                        Notices.  Any notice from one (1) party to the other hereunder shall be in writing and shall be deemed to have been duly served if delivered below, or to such other address as may be designated by either Landlord or Tenant by notice given from time to time in accordance with this Section 14.1:

To Landlord:	TEAS IV, Inc.
36 Remington West
Highland Village, Texas 75067
Attn: Steven R. Ortiz

Landlord’s EIN:

To Tenant:	Roadhouse of Bossier City, LLC
6040 Dutchmans Lane, Suite 400
Louisville, KY 40205
Attn: Sheila Brown, Esq.

A request, notice, approval, consent or communication given in accordance with this Section 14.1 shall be deemed received (i) upon receipt if delivered personally or by facsimile; (ii) upon receipt or refusal to accept delivery if delivered by United States certified mail, return receipt requested; or (iii) one (1) business day after depositing with an overnight courier service.

ARTICLE XV

Default

15.1                        Conditions of Default by Tenant.  The occurrence of one or more of the following events (hereinafter referred to as “default”) shall be deemed a default under this Lease by Tenant:

(a)                                 Tenant shall default in the timely payment of the Rent or any other amounts payable hereunder; and such default shall continue for ten (10) calendar days following receipt of written notice from the Landlord; or

(b)                                 Tenant shall neglect or fail to perform any of the other covenants and provisions herein contained and the Tenant shall fail to remedy the same or begin to remedy the same within thirty (30) calendar days following receipt of written notice from the Landlord unless a longer correction period is granted by the Landlord in the written notice, provided that the Tenant proceeds with due diligence to complete such cure and informs the Landlord of actions taken to initiate such cure within the specified time period; or

(c)                                  Tenant shall (i) be adjudicated bankrupt or insolvent, (ii) file, or threaten to file, a petition for bankruptcy or for reorganization under the Bankruptcy Act as now or in the future may be amended, or (iii) initiate actions to assign its properties for the benefit of creditors, except as is normally required in debt financing instruments; or

(d)                                 Tenant shall abandon the Premises.

15.2                        Landlord Rights.  If one (1) or more of such events in Article 15.1 occur, the Landlord shall have the right, if such defaults continue after providing such notices as are required, at its option and without limiting itself in the exercise of any other right or remedy it may have on account of such breach or default, and without any further demand or notice, reenter the Premises with process of law, take possession of the Premises, improvements, additions, alterations, equipment and fixtures thereon, and eject all parties in possession as may be necessary. In such event, Landlord may, without terminating this Lease, at any time and from time to time, relet the demised Premises or any part of parts thereof for the account of the Tenant, or otherwise, and receive and collect the rent therefor. In any case, and whether or not the demised Premises or any part thereof be relet, the Tenant shall pay to the Landlord all sums required to be paid by the Tenant up to the time of reentry by the Landlord, and pay to the Landlord until the end of the term of this Lease the equivalent of the amount of all rent, less the proceeds of such reletting, if any.

15.3        Conditions of Default by Landlord. The Landlord shall be considered to be in default under this Lease should Landlord neglect or fail to perform any of its covenants and provisions herein contained and the Landlord shall fail to remedy the same or begin to remedy the same within fifteen (15) calendar days following receipt of written notice of the Tenant unless a longer correction period is granted by the Tenant in the written notice, provided that the Landlord proceeds with due diligence to complete such cure and informs the Tenant of actions taken to initiate such cure within the specified time period.

15.4        Tenant’s Rights. If an event as described in Article 15.3 occurs, the Tenant shall have the right, if such defaults continue after providing such notices as are required, at its option and without limiting itself in the exercise of any other right or remedy it may have on account of such breach or default, and without any further demand or notice, to terminate this Lease, without any further obligation to the Landlord, whatsoever.

ARTICLE XVI

Miscellaneous

16.1        Applicable Law and Construction of Lease. This Lease shall be governed by and under the laws of the State of Louisiana, and its provisions shall be constructed or modified in part or in whole in accordance with the applicable law’s common meaning and not strictly interpreted for or against either the Landlord or the Tenant. Any change in applicable law shall require only provisions of the Lease so affected to be modified and shall not invalidate or nullify any of the other provisions contained herein. The captions and arrangements of the paragraphs are for convenience only and have no effect on the interpretation of the Lease.

16.2        Successors Bound. Except as otherwise provided herein, the covenants, terms and conditions in this Lease shall be binding upon an inure to the benefit of the permitted successors and assigns of the parties hereto.

16.3        Amendment or Modification. Unless otherwise specifically provided in this Lease, no amendment, modification, addition by supplement or exhibit shall be valid unless set out in writing and executed by the parties hereto in the same manner as the execution of this Lease. Subject to the previous sentence, this Lease, in its entirety, may be changed, amended or otherwise modified by mutual consent of the parties hereto.

16.4        No Implied Surrender or Waiver. No provisions of this Lease shall, even if not enforced or exercised from time to time, be deemed to have been waived by the Landlord or Tenant unless a waiver is in writing signed by the Landlord or Tenant.

16.5        Entire Agreement. This Lease, as may be amended from time to time as described herein, contains the entire agreement between the parties hereto with respect to the subject matter of this Lease. This Lease is effective and binding upon the parties hereto and supersedes any other lease that may exist between them.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement, effective as of the date first written above, by affixing their corporate seals by their authorized officers in their behalf, and by the signatures signed below.

LANDLORD:

TEAS IV, INC.

a Texas corporation

By:	/s/ Steve Ortiz
Name:	Steve Ortiz
Its:
Date:

TENANT:

ROADHOUSE OF BOSSIER CITY, LLC

a Kentucky limited liability company

By:	Texas Roadhouse Holdings LLC
a Kentucky limited liability company
Its:	Manager

By:	Texas Roadhouse, Inc.
a Delaware corporation
Its:	Manager

By:	/s/ Scott M. Colosi
Name:	Scott M. Colosi
Title:	Chief Financial Officer
Date:	January 10 2005

EXHIBIT A

Legal Description of the Premises

A tract of land in the East half of Section 28, Township 18 North, Range 13 West, Bossier City, Louisiana. Said tract being more fully described as follows:

From the Southeast corner of Lot 100, Central Plaza Subdivision Unit No. 2, as recorded in book 339, pages 466 & 467 of the records of Bossier Parish, Louisiana, run thence South 00°27’10” East a distance of 271.47 feet, thence run North 89°33’30” East a distance of 326.82 feet to found ½” diameter iron pipe, being the Point of Beginning of the tract herein described,

From said Point of Beginning, run thence North 00°27’10” West a distance of 270.06 feet to a found ½” diameter iron pipe,

Thence run North 89°33’29” East a distance of 470.83 feet to a set ½” diameter iron pipe on the West right-of-way line of Gould Drive,

Thence run South 27°09’40” West along said right-of-way line a distance of 304.75 feet,

Thence run South 89°33’30” West a distance of 329.58 feet to the Point of Beginning.